PURCHASE AGREEMENT

         PURCHASE AGREEMENT (the "Agreement"), dated as of August 11, 2004, by and among DST Media, Inc., a Delaware corporation, as Buyer (the "Buyer"); Vincent W. Goett (the "OKID Seller"); and the persons listed on Schedule A hereto (the "Toyopia Sellers") (the OKID Seller and the Toyopia Sellers are collectively referred to herein as the "Sellers").

                                   WITNESSETH

         WHEREAS, the Toyopia Sellers own an aggregate of 32,120,000 shares (the "Toyopia Shares") of common stock, $.001 par value, of Toyopia Holdings Corporation, a Nevada corporation ("Toyopia"), representing 67.34% of the 47,696,500 outstanding shares of Common Stock of Toyopia;

         WHEREAS, the OKID Seller owns 1,000 OKID Shares (defined below), representing one hundred (100%) percent of the outstanding Class B common stock (the "OKID Shares") of OKID Interactive Corporation, an Arizona corporation ("OKID");

         WHEREAS, the Toyopia Sellers desire to sell, and the Buyer desires to purchase, the Toyopia Shares on the Closing Date (as defined herein);

         WHEREAS, subject to compliance with applicable law, Buyer desires to purchase, within sixty days of the Closing Date, the remaining outstanding shares of Common Stock of Toyopia; and

         WHEREAS, the OKID Seller desires to sell, and the Buyer desires to purchase, the OKID Shares on the Closing Date;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto intending to be legally bound, hereby agree as follows:

                                   Article I

                                 SALE OF SHARES

         Section 1.1  Delivery of Toyopia Shares/Assignment of OKID Shares.
                      ----------------------------------------------------

                  (a) To the Buyer. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, (i) each of the Toyopia Sellers shall deliver to the Buyer a certificate or certificates representing the number of Toyopia Shares set forth opposite each Seller's name on Schedule A hereto, duly endorsed for transfer or accompanied by appropriate stock powers, duly executed, in either case in favor of the Buyer, and each certificate shall have all necessary stock transfer stamps affixed thereto at the expense of the Seller, and (ii) the OKID Seller shall deliver to the Buyer a certificate or certificates representing the OKID Shares duly endorsed for transfer or accompanied by appropriate stock powers, duly executed, in either case in favor of the Buyer, and each certificate shall have all necessary stock transfer stamps affixed thereto at the expense of the Seller,

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         Section 1.2  Purchase Consideration. The aggregate consideration to be paid for the Toyopia Shares and the OKID Shares (the "Purchase Price") shall consist of 21,683,561 shares of Common Stock, $.001 par value, of the Buyer ("Buyer's Shares"), of which (i) an aggregate of 1,683,561 shares shall be issued to the Toyopia Sellers, with each such Seller to receive the number of Buyer's shares set forth opposite such Seller's name on Schedule A hereto, and
(ii) 20,000,000 shares shall be issued to the OKID Seller. At the closing, Lauren Scott, sole stockholder of the Buyer, shall surrender to the Buyer, properly endorsed for cancellation, certificates evidencing 8,280,000 shares of Common Stock of the Buyer, which constitute all of the issued and outstanding Common Stock of the Buyer. The Buyer agrees to pay Lauren Scott, as provided herein, an aggregate of $842,500 in consideration of the following: for the surrender and cancellation of her Common Stock of Buyer ($110,000); for deferred compensation owing to her by Toyopia ($250,000); for the payment by her of certain professional fees of Toyopia and other miscellaneous expenses ($32,500); and for amounts owing to her by Toyopia for certain designs and products ($450,000). Such $842,500 shall be payable as follows: $100,000 upon closing of a capital raising transaction by the Buyer having minimum net proceeds to Buyer of $450,000 ("Bridge"); $142,500 shall be payable upon the earlier to occur of
(i) December 31, 2004, and (ii) the closing of a capital raising transaction by the Buyer which results in the Buyer raising additional minimum net proceeds of $2,000,000 ("Major Financing"); $200,000 no later than June 1, 2005; and $400,000 no later than December 31, 2005. The Buyer agrees to pay Norman ("Bob") Reed an aggregate of $157,500 in consideration of deferred compensation owing to him by Toyopia. Such $157,500 shall be payable as follows: $100,000 upon the closing of the Bridge and the remaining $57,500 shall be payable upon the earlier to occur of (i) December 31, 2004, and (ii) the closing of the Major Financing. In order to secure the Buyer's obligation to pay an aggregate of $200,000 upon the closing of the Bridge, the OKID Seller shall, within twenty days of the Closing Date, grant Lauren Scott and Norman ("Bob") Reed a security interest in the 20,000,000 shares of Buyer's common stock being issued to the OKID Seller hereunder. In the event that the Buyer defaults on the payment of such $200,000 obligation (payable upon closing of the Bridge), the Buyer shall without further consideration immediately transfer the OKID Shares back to the OKID Seller.

         Section 1.3 Transfer Taxes. The Buyer shall pay any stock transfer taxes, recording fees and other sales, use, purchase or similar taxes resulting from the transactions contemplated hereby.

         Section 1.4 Purchase Entirely for Own Account. Each Seller agrees that the Buyer's Shares to be acquired by such Seller pursuant to the terms hereof will be acquired for investment for such Sellers' own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Each of the Sellers agrees that he/she has no present intention of selling, granting any participation in, or otherwise distributing the Buyer's Shares acquired hereunder. Each Seller agrees that he/she has no contract, undertaking, agreement or arrangement with any person to sell or transfer, or grant any participation to such person or to any third person, with respect to any Buyer's Shares to be acquired hereunder.

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         Section 1.5  Access to Information, Experience, Etc.
                      ---------------------------------------

                  (a) Each Seller acknowledges that he/she has received and read and is familiar with this Agreement. Each Seller also acknowledges that he/she has had an opportunity to ask questions of and receive answers from the Buyer concerning the terms and conditions of this purchase. Each Seller represents that he/she has substantial experience in evaluating non-liquid investments such as the Buyer's Shares and is capable of evaluating the merits and risks of an investment in the Buyer. Each Seller further represents that he/she is an "accredited investor" on the basis that such Seller meets one or more of the following definitions of "Accredited Investor" (in accordance with Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended):

                           (1) A trust (i) with total assets in excess of $5,000,000, (ii) not formed for the specific purpose of acquiring the Securities, (iii) whose purchase is directed by a person who, either alone or with his purchaser representative, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment.

                           (2) A corporation, business trust, partnership, or an organization described in section 501(c)(3) of the Internal Revenue Code, which was not formed for the specific purpose of acquiring the Securities, and which has total assets in excess of $5,000,000.

                           (3) Individuals with income from all sources for each of the last two full calendar years whose reasonably expected income for this calendar year exceeds either of: (i) $200,000 individual income; or (ii) $300,000 joint income with spouse.

                           (4) Individuals with net worth as of the date hereof (individually or jointly with your spouse), including the value of home, furnishings, and automobiles, in excess of $1,000,000.

                           (5) Directors, executive officers or general partners of the Issuer.

                           (6) Any entity in which all of the equity owners are "accredited investors."

                  (b) Each of the Sellers acknowledges that he/she has been furnished access to such information and documents as he/she has requested and has been afforded an opportunity to ask questions of, and receive answers from, the Buyer concerning the terms and conditions of this Agreement and the purchase of the Buyer's Shares and all other matters deemed relevant to such Sellers.

                  (c) Each Seller acknowledges that he/she has had an opportunity to evaluate all information regarding purchase of the Buyer's Shares as he/she deemed necessary or desirable in connection with the transactions contemplated by this Agreement, has independently evaluated the transactions contemplated by this Agreement and has reached his/her own decision to enter into this Agreement.

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                  (d)      Each of the Sellers represents that he/she is capable
of bearing the economic risk of an investment in the Buyer's Shares and acknowledges that the Buyer's Shares will not be transferable without registration under the Securities Act of 1933 or an exemption therefrom.

                                   Article II
                                     CLOSING

         Section 2.1 Closing Date. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place as soon as practicable at the offices of the OKID Interactive Corporation, 6400 North 48th Street, Paradise Valley, Arizona 85253, or at such other time and place as the Buyer and the Sellers shall agree (the date on which such closing occurs being herein referred to as the "Closing Date").

                                  Article III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers hereby represents and warrants to the Buyer with respect to himself/herself as follows:

         Section 3.1 Ownership. Each Toyopia Seller owns the number of Toyopia Shares set forth opposite his/her name on Schedule A hereto and the OKID Seller owns the OKID Shares, in each case free and clear of all liens, claims or encumbrances of any nature. Each Seller has full right, power, legal capacity and authority to transfer and deliver his/her Toyopia Shares and the OKID Shares, as applicable, pursuant to this Agreement.

         Section 3.2 Authority Relative to and Validity of this Agreement. Each Seller has all requisite power and authority to enter into this Agreement, to perform all of his/her respective obligations hereunder and to consummate the transactions contemplated hereby without the approval of any third party. All necessary action has been taken by each Seller with respect to the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby and no further authorization will be necessary to authorize the execution and delivery by it hereof, and the performance of its respective obligations hereunder. There are no contractual, statutory or other restrictions of any kind upon the power and authority of each Seller to execute and deliver this Agreement, and to consummate the transactions contemplated hereunder and no action, waiver or consent by any federal, state, municipal or other governmental department, commission or agency ("Governmental Authority") is necessary to make this Agreement a valid instrument binding upon each Seller in accordance with its terms. This Agreement has been duly executed and delivered by each Seller and constitutes, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by federal or state securities laws or by public policy.

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

         Section 3.3 Required Filings and Consents; No Conflict. No Seller is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement.

         Section 3.4 Broker. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based on the arrangements made by or on behalf of such Seller.

                                   Article IV
                 THE REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to each Seller as follows:

         Section 4.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The copies of the Charter and By-Laws of the Buyer, as amended to date, which have been furnished to OKID's counsel by the Buyer, are correct and complete.

         Section 4.2 Subsidiaries. The Buyer has no investments in any other corporation or business organization.

         Section 4.3 Capitalization. The authorized capital stock of the Buyer consists (i) of 100,000,000 shares of Common Stock, $.001 par value, of which 8,280,000 shares are validly issued and outstanding, fully paid and non-assessable and (ii) 20,000,000 shares of Preferred Stock, $.001 par value, of which none are issued and outstanding. There are no outstanding warrants, options or other rights to purchase or acquire the Buyer's Common Stock. There are no securities of the Buyer or any Subsidiary directly or indirectly convertible into or exchangeable for shares of capital stock of the Buyer or any Subsidiary. There are no restrictions on the transfer of the Buyer's Common Stock, except under applicable securities laws. All of the 8,280,000 shares of Common Stock issued and outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Act").

         Section 4.4 Approvals; Compliance With Laws. Neither the Buyer nor any Subsidiary is in violation of its Charter or by-laws as of the date hereof.

         Section 4.5 Financial Statements. Attached hereto as Exhibit A are the audited consolidated financial statements of the Buyer and its Subsidiaries for the quarter ended March 31, 2003 and the year ended December 31, 2002, all of which statements are complete and correct and fairly present the financial position of the Buyer and its Subsidiaries on a consolidated basis, on the dates of such statements and the results of their operations on the applicable basis for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and prior periods.

         The most recent balance sheet included in the above financial statements is sometimes referred to hereinafter as the "Base Balance Sheet".

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         Section 4.6  Absence of Undisclosed Liabilities. Neither the Buyer nor
any Subsidiary has any material accrued or contingent liability arising out of any transaction or state of facts existing prior to the date hereof other than as reflected or reserved against in the Base Balance Sheet.

         Section 4.7 Absence of Certain Changes. Since the date of the Base Balance Sheet, there has not been:

                  (a) any change in the financial condition, properties, assets, liabilities, business or operations of the Buyer or any Subsidiary which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect with respect to the Buyer or any Subsidiary;

                  (b) any contingent liability incurred by the Buyer or any Subsidiary as guarantor or otherwise with respect to the obligations of others;

                  (c) any mortgage, encumbrance or lien placed on any of the properties of the Buyer or any Subsidiary which remains in existence on the date hereof; or

                  (d) any obligation or liability incurred by the Buyer or any Subsidiary other than obligations and liabilities incurred in the ordinary course of business.

         Section 4.8 Contracts and Commitments. Neither the Buyer nor any Subsidiary has any contract, obligation or commitment which is material or which involves a potential commitment in excess of $10,000 or any employment contract, stock redemption or purchase agreement, financing agreement, license, lease, franchise, pension, profit-sharing, retirement or stock option plan. Neither the Buyer nor any Subsidiary is in default under any contract, obligation or commitment.

         Section 4.9 Compliance with Other Instruments. Neither the Buyer nor any Subsidiary is in default in the performance of any material obligation, agreement or condition contained in any bond or debenture or any other evidence of indebtedness or any indenture or loan agreement of the Buyer or any Subsidiary which default affords to any person the unconditional right to accelerate any material indebtedness or terminate any material right or agreement of the Buyer or any Subsidiary.

         Section 4.10 Litigation. There is no litigation pending or, to the knowledge of the Buyer or any Subsidiary, threatened against the Buyer or any Subsidiary and there are no outstanding court orders, court decrees, or court stipulations to which the Buyer or any of its Subsidiaries is a party which will or could result in any materially adverse change in the condition, financial or otherwise, of Buyer or any of its Subsidiaries. The Buyer has no reason to believe that any such action, suit, proceeding or investigation may be brought against the Buyer or any of its Subsidiaries.

         Section 4.11 Compliance with Law. Neither the Buyer nor any Subsidiary has violated any law, regulation, authorization or order of any public authority, including without limitation, any federal or state securities laws.

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

         Section 4.12 Sales of Securities. The Buyer has complied with all applicable state "blue-sky" and federal securities laws in connection with the issuance and sale of its Common Stock and other securities.

         Section 4.13 Assets and Liabilities. The Buyer has no assets and no liabilities as of this date.

         Section 4.14 Disclosure. The representations and warranties contained herein do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they are made. All of the Buyer's reports and other filings made pursuant to the Buyer's reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are accurate and complete, comply with the Exchange Act and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         Section 4.15 Authorization. The Buyer has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by the Buyer and no further action on the part of the Buyer will be necessary to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. There are no contractual, statutory or other restrictions of any kind upon the power and authority of the Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, and no action, waiver or consent by any Governmental Authority is necessary to make this Agreement a valid instrument binding upon the Buyer in accordance with its terms. The Buyer's Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         Section 4.16 Execution and Delivery. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation, enforceable against the Buyer in accordance with its terms, except
(i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity may be limited by federal or state securities laws or by public policy.

         Section 4.17 Required Filings and Consents; No Conflict. The Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement, except as may be required by applicable securities laws.

         Section 4.18 Broker. The Buyer shall be responsible for any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based on the arrangements made by or on behalf of the Buyer.

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                                   Article V
                     COVENANTS OF THE SELLERS AND THE BUYER

         Section 5.1  Each of the Sellers and the Buyer covenants and agrees:

                  (a) Best Efforts. To use its or their best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement.

                  (b) Compliance. To comply in all material respects with all applicable rules and regulations of any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                  (c)      Notice. To give prompt notice to the other party of
(i) the occurrence, or failure to occur, of any event whose occurrence or failure to occur, would be likely to cause any representation or warranty contained in this Agreement to be untrue or incorrect in any material respect and (ii) any material failure on its part, or on the part of any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  (d) Announcements. That all public announcements, statements and press releases concerning the transactions contemplated by this Agreement shall be mutually agreed to by the Buyer and the Sellers before the issuance or the making thereof and, subject to the advice of counsel, no party shall issue any such press releases or make any such public statement prior to such mutual agreement, except as may be required by law.

         Section 5.2 Registration Rights. The Buyer agrees to register at its expense the Buyer's Shares for resale by the Sellers under the Securities Act of 1933 within one hundred twenty (120) days after the Closing Date.

                                   Article VI
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

         Section 6.1 Conditions to Obligations of the Seller. The obligations of the Sellers under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by the Sellers, of each of the following conditions:

                  (a) Representations and Warranties. Buyer's representations and warranties set forth in Article IV of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

                  (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by the Buyer shall have been performed and complied with in all material respects on or prior to the Closing including the delivery of stock certificates evidencing the Buyer's Shares and the fully executed instruments and documents in accordance with this Agreement.

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                  (c)      No Adverse Proceeding. There shall be no pending or
threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against the Buyer or any of the Sellers by a third party for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (d) Certificates. The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date, executed by the Buyer to the effect that the conditions set forth in subsections (a), (b) and (c) of this
Section 6.1 have been satisfied.

                  (e) Consents and Approvals. All filings and registrations with, and notifications to, all federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

                  (f) Directors and Officers of Buyer and Toyopia. The Buyer's and Toyopia's boards of directors shall be comprised of Vincent W. Goett, and Joseph Petter. The Buyer's and Toyopia's officers shall be the following persons: Vincent W. Goett, Chairman, President and Chief Executive Officer, and Joseph Petter, Vice Chairman, Chief Operating Officer, Treasurer and Secretary. In order to accomplish the foregoing, the Buyer's and Toyopia's Boards of Directors shall be enlarged as needed and the foregoing persons shall be appointed to the Board of Directors of each corporation. The existing officers and directors of the Buyer and Toyopia shall resign and the foregoing persons shall be appointed officers of the Buyer and Toyopia.

                                  Article VII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Section 7.1 Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, unless waived in writing by the Buyer, of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of each of the Sellers set forth in Article III of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

                  (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by the Sellers shall have been performed and complied with in all material respects on or prior to the Closing including, without limitation, the delivery of (i) the OKID Shares and certificates representing the Toyopia Shares pursuant to the terms hereof and (ii) fully executed instruments and documents in accordance with this Agreement.

                  (c) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against the Buyer or the Sellers by any third

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party for the purpose of enjoining or preventing the consummation of this
Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

                  (d) Certificates. The Sellers shall have delivered to the Buyer a certificate, dated the Closing Date to the effect that the conditions set forth in subsections (a), (b) and (c) of this Section 7.1 have been satisfied.

                  (e) Consents and Approvals. All filings and registrations with, and notifications to, all federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been made, and all consents, approvals and authorizations of all federal, state, local and foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

                                  Article VIII
                                 INDEMNIFICATION

         Section 8.1 Survival of Representations Warranties and Agreements. Subject to the limitations set forth in this Article VIII and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of the Buyer or the Sellers, all representations, warranties, covenants and agreements of the Buyer and the Sellers in this Agreement shall survive the execution, delivery and performance of this Agreement for the applicable statute of limitations period. The obligation of indemnity provided herein shall survive the Closing. All statements contained in any Exhibit, Schedule, statement, certificate or other writing pursuant to this Agreement shall be deemed representations and warranties of the Buyer or the Sellers, as the case may be, set forth in this Agreement within the meaning of this Article.

         Section 8.2  Indemnification.
                      ---------------

                  (a) Subject to the limitations set forth in this Article VIII, each of the Sellers shall indemnify and hold harmless the Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by the Buyer, directly or indirectly, as a result of or arising from any inaccuracy in or breach of any of the representations, warranties or agreements made in this Agreement by that Seller or the non-performance of any covenant or obligation to be performed by the Seller under this Agreement (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of the Buyer as the Indemnified Party (as defined below)).

                  (b) Subject to the limitations set forth in this Article VIII, the Buyer shall indemnify and hold each Seller harmless from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller, directly or indirectly, as a result of or arising from any inaccuracy in or breach of any of the representations, warranties or agreements made in this Agreement by the Buyer or the non-performance of any covenant or obligation to be performed by the Buyer under this Agreement

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(individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims"
when used in the context of Sellers as the Indemnified Party).

         Section 8.3 Procedure for Indemnification with Respect to Third Party Claims. The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnity set forth in this Article VIII applies which notice shall describe said claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such action subject to the provisions set forth below in the event such claim solely involves an action for monetary damages and could not affect the Indemnified Party's business going forward, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. Notwithstanding the foregoing, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with any Indemnifiable Claim, then the Indemnified Party shall be entitled to retain its own counsel as is reasonably satisfactory to the Indemnifying Party at the Indemnifying Party's expense. In the event that such Indemnified Party shall seek indemnification as provided herein, such Indemnified Party shall make available to the Indemnifying Party, at its expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Should the Indemnifying Party fail to defend any such Indemnifiable Claim (except for failure resulting from the Indemnified Party's failure to timely give notice of such Indemnifiable claim), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel. Except as permitted in the preceding sentence, the Indemnifying Party shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld; provided, however, if such approval is unreasonably withheld, the Indemnifying Party shall be liable to the Indemnified Party for the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending and settling such claim, as permitted by the preceding sentence. Notwithstanding the preceding sentence, the right of the Indemnified Party to compromise or settle any claim without the prior written consent of the Indemnifying Party shall only be available if a complete release of the Indemnifying Party is contemplated to be part of the proposed compromise or settlement of such third party claim.

                                   Article IX
                                  MISCELLANEOUS

         Section 9.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer, including, without limitation, the legal fees and expenses of the Sellers; provided, that, in the event of the breach of this Agreement by a party, such party shall pay all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the other party.

         Section 9.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or three days after being sent by registered or certified mail, return receipt requested, postage prepaid:

                  (a)      If to the OKID Seller, to:

                           Vincent W. Goett
                           6400 North 48th Street
                           Paradise Valley, Arizona  85253

                           with a copy to:

                           Brown Rudnick Berlack Israels LLP
                           One Financial Center
                           Boston, Massachusetts  02111
                           Attn:  John G. Nossiff, Esquire

                  (b)      If to the Toyopia Sellers, to:

                           Lauren Scott
                           15934 Wood Valley Trail
                           Jamul, CA  91935

                  (c)      If to Buyer, to:

                           DST Media, Inc.
                           2000 Hamilton Street, #520
                           Philadelphia, Pennsylvania  19130-3883
                           Attn:  Lauren Scott, President

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 9.2.

         Section 9.3 Specific Performance. The parties hereto recognize that, became of the nature of the subject matter of this Agreement, it would be impractical and extremely difficult to determine actual damages in the event of a breach of this Agreement. Accordingly, if any party commits a breach of any of the provisions of hereof, as applicable, of this Agreement, the other party shall have the right to seek and receive a temporary restraining order, injunction or other equitable remedy relating to the prevention or cessation of such breach, including, without limitation, the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury and that money damages will not provide an adequate remedy.

         Section 9.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings among the parties hereto.

         Section 9.5 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other parties hereto.

         Section 9.6 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law rules of such state.

         Section 9.7 Jurisdiction. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Arizona state court or Federal court sitting in the State of Arizona over any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Arizona state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

         Section 9.8 Further Assurances. At, and from time to time after the Closing Date, at the request of either party but without further consideration, each of the Sellers will execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the Buyer reasonably may request in order more effectively to convey, transfer, assign and deliver to the Buyer, and to place the Buyer in possession and control of the Toyopia Shares and the OKID Shares, or to enable the Buyer to exercise and enjoy all rights and benefits of the Sellers with respect to such Shares and Interest.

         Section 9.9 Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and all the parties hereto shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         Section 9.10 Headings. The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         Section 9.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.

                                       DST MEDIA, INC.

                                       By: /s/ LAUREN SCOTT
                                           -------------------------------------
                                           Name:  Lauren Scott
                                           Title: President


                                       OKID Seller:

                                       /s/ VINCENT W. GOETT
                                       -----------------------------------------
                                       Vincent W. Goett


                                Toyopia Sellers:


/s/ TIMOTHY REED                       /s/ LAUREN SCOTT
-----------------------------------    -----------------------------------------
Timothy Reed                           Lauren Scott


/s/ JACK WARDLEY                       /s/ NORMAN ("BOB") REED
-----------------------------------    -----------------------------------------
Jack Wardley                           Norman ("Bob") Reed

R.S. Family Trust
(All Trustees must sign)

                                       /s/ CAROLINE HERNANDEZ
-----------------------------------    -----------------------------------------
___________________, Trustee           Caroline Hernandez


                                       /s/ GENE SPATACCO
-----------------------------------    -----------------------------------------
__________________, Trustee            Gene Spatacco



-----------------------------------
__________________, Trustee


/s/ WALTER REED
-----------------------------------
Walter Reed

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